UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2002

SEABULK INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28732	65-0966399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida (Address of principal executive offices)	33316 (Zip code)

Registrant’s telephone number, including area code (954) 523-2200

Item 5. Other Events and Regulation FD Disclosure.

     On October 31, 2002, Seabulk International, Inc. (the “Company”) reported a net loss, excluding charges related to its recent refinancing, of $2.8 million or $0.21 per diluted share for the quarter ended September 30, 2002. Including charges of $27.8 million or $2.16 per diluted share related to the early extinguishment of debt in connection with the Company’s refinancing, the net loss for the current period was $30.6 million or $2.37 per diluted share compared to net income of $2.9 million or $0.27 per diluted share in the year-earlier period.

     Revenues were $80.4 million in the current quarter compared to $89.7 million a year ago, due primarily to reduced demand and lower day rates for the Company’s offshore vessels in the important Gulf of Mexico market. Operating income was $10.0 million compared to $18.6 million earned in the third quarter of 2001.

Results of Operations

     Revenues from Seabulk Offshore, which operates a fleet of 133 offshore energy support vessels, totaled $43.0 million in the quarter, down marginally from the second quarter of 2002 and 16% from the year-earlier period. Operating income of $3.5 million was down from $13.0 million in the third quarter of 2001. Supply boat day rates in the weak Gulf of Mexico market averaged $5,581 in the quarter versus $7,486 a year ago, while utilization fell to 63% from 83% in the year-earlier quarter. Supply boat day rates for the Company’s West African fleet, on the other hand, remained strong as this division continued to post solid results. The Company has increased its presence in the West African market, where it is the second largest operator, from 38 vessels a year ago to 42 today. In the Middle East and Southeast Asia, where the Company has a total of 37 vessels, results were essentially unchanged from a year ago. (See the accompanying table for an analysis of day rates and utilization by region for the Company’s offshore fleet.)

     Operating income from Seabulk Tankers, the Company’s domestic marine transportation business, was $10.0 million in the third quarter of 2002, up 32% from $7.6 million in the year-earlier period, due to a combination of improved rates for the Company’s three chemical carriers operating under contracts of affreightment and the conversion – over the last year – of a number of voyage charters to higher yielding time charters. Revenue totaled $30.4 million versus $30.6 million a year ago. The year-ago total included the results of the Company’s Sun State Marine Services subsidiary, which has since been divested. The quarter just ended saw one of the Company’s product carriers enter into a new three-year time charter and the extension – through July 2010 – of two existing charters. The Company currently has six tankers operating under time charters of one to eight years and a seventh tanker on a ten-year bareboat charter. All ten of the Company’s product carriers are fully employed under time charters, a bareboat charter, and contracts of affreightment.

     Seabulk Towing, which operates a fleet of 31 tugs in seven southeastern ports and the offshore Gulf of Mexico, had revenues of $7.0 million in the quarter versus $8.0 million in the year-earlier period. Operating income of $0.7 million was down from $1.0 million a year ago. Reduced demand for tug services in the offshore sector contributed to the decline.

Nine Months Ended September 30

     For the nine months ended September 30, 2002, the Company had a net loss – excluding charges related to its refinancing – of $9.4 million or $0.83 per diluted share. Including the charge of $27.8 million related to the early extinguishment of debt, the loss for the nine months of 2002 was $37.2 million or $3.29 per share versus a net loss of $1.6 million or $0.15 per diluted share in the year-earlier period. Nine-month revenues of $245.2 million were down 7% from the comparable 2001 period. Operating income was $30.5 million compared to $45.9 million.

Seabulk International, Inc.

Highlights of Operations (Unaudited)
($ millions except per share)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30

	2002	2001	2002	2001

Revenue	$80.4	$89.7	$245.2	$262.6
Operating Expenses	43.9	47.4	136.4	144.8
General & Administrative	10.0	9.0	28.7	28.4
Depreciation, Amortization & Drydocking	16.4	14.7	49.6	43.5
Income from Operations	10.0	18.6	30.5	45.9
Net Interest Expense	(11.5)	(13.7)	(36.5)	(42.4)
Other Income (Expense)	0.4	(0.2)	1.6	(0.2)
Income (Loss) before Taxes	(1.2)	4.6	(4.4)	3.3
Provision for Foreign Taxes	1.6	1.7	5.0	4.9
Income (Loss) before Extraordinary Item	(2.8)	2.9	(9.4)	(1.6)
Income (Loss) per Share before Extraordinary Item(1)	(0.21)	0.27	(0.83)	(0.15)
Loss on Early Exiting of Debt(2)	(27.8)	—	(27.8)	—
Loss per Share on Early Exiting of Debt	(2.16)	—	(2.46)	—
Net Income (Loss)	(30.6)	2.9	(37.2)	(1.6)
Net Income (Loss) per Share(1)	(2.37)	0.27	(3.29)	(0.15)
Average Shares Outstanding (000)(1)	12,899	10,692	11,304	10,231

(1)	All per share and share amounts are stated on a diluted basis. Note that in the year-earlier periods there were fewer shares outstanding.

(2)	Includes (a) the write-off of approximately $9.4 million of deferred financing costs related to the Company’s previous credit facility and 12 1/2% Senior Secured Notes, and (b) a loss of approximately $18.4 million on the redemption of the 12 1/2% Senior Secured Notes.

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended September 30, 2002

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)

Vessels(2)	21	—	31	2
Laid-Up	—	—	—	1
Fleet Utilization	63%	—	62%	--
Day Rate	$5,581	—	$2,530	--

West Africa

Vessels(2)	30	5	6	1
Laid-Up	—	1	—	--
Effective Utilization(3)	80%	87%	76%	--
Fleet Utilization	80%	70%	76%	--
Day Rate	$7,787	$6,234	$2,976	--

Middle East

Vessels(2)	6	8	8	5
Laid-Up	—	1	1	1
Effective Utilization(3)	92%	49%	88%	65%
Fleet Utilization	92%	43%	77%	49%
Day Rate	$3,496	$4,556	$1,646	$4,181

Southeast Asia

Vessels(2)	8	—	—	2
Fleet Utilization	66%	—	—	--
Day Rate	$5,584	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended June 30, 2002

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)

Vessels(2)	21	—	31	2
Laid-Up	—	—	—	1
Fleet Utilization	63%	—	58%	--
Day Rate	$6,005	—	$2,469	--

West Africa

Vessels(2)	30	5	6	1
Laid-Up	—	1	—	--
Effective Utilization(3)	85%	97%	84%	--
Fleet Utilization	85%	77%	84%	--
Day Rate	$8,042	$6,522	$2,722	--

Middle East

Vessels(2)	6	8	8	5
Laid-Up	—	1	1	1
Effective Utilization(3)	79%	62%	85%	66%
Fleet Utilization	79%	55%	75%	49%
Day Rate	$3,250	$5,048	$1,668	$4,475

Southeast Asia

Vessels(2)	8	—	—	2
Fleet Utilization	68%	—	—	--
Day Rate	$6,320	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended September 30, 2001

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)

Vessels(2)	26	—	32	1
Bareboat-Out(4)	—	—	—	1
Laid-Up	—	—	—	1
Fleet Utilization	83%	—	83%	--
Day Rate	$7,486	—	$3,061	--

West Africa

Vessels(2)	27	4	6	1
Fleet Utilization	82%	63%	64%	--
Day Rate	$7,644	$6,097	$2,715	--

Middle East

Vessels(2)	5	8	9	6
Fleet Utilization	86%	48%	65%	43%
Day Rate	$2,954	$4,443	$1,611	$5,399

Southeast Asia

Vessels(2)	8	—	6	2
Laid-Up	—	—	—	--
Fleet Utilization	79%	—	69%	--
Day Rate	$4,762	—	$1,708	—

Note: Day rates are based on recorded revenue, vessel count and utilization. Day rates and utilization are not disclosed for categories with a limited number of vessels.

(1)	The Domestic category consists of vessels operating in the United States, the Gulf of Mexico and the Caribbean.
(2)	Held-for-sale vessels are excluded from these charts.
(3)	Effective utilization excludes laid-up vessels.
(4)	Bareboat-out and joint venture chartered vessels are not included in the day rate and utilization statistics.

Item 9. Regulation FD Disclosure.

     The Company recently released the following statement from Chairman, President and Chief Executive Officer of the Company, Gerhard E. Kurz, about the Company’s third quarter 2002 results:

     “Despite continued cost-cutting and a stellar performance from our domestic tanker unit, we were unable to overcome the negative effect of the depressed Gulf of Mexico offshore vessel market. Our international offshore operations, on the other hand – including West Africa, the Middle East and Southeast Asia – performed well, and it is only a matter of time before the domestic market rebounds as renewed demand for energy catches up to declining supplies. Our key financial accomplishment during the quarter was the revamping of our balance sheet through the issuance of 12.5 million new shares of common stock at $8 per share, the refinancing of our credit facility, and the redemption of our most expensive debt – the 12 1/2% Senior Secured Notes. Going forward, we expect these actions to result in annual interest savings of more than $10 million. We further anticipate having the financial flexibility to invest in selected new equipment and take advantage of future growth opportunities.”

     This report includes “forward-looking” information. Forward-looking information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Forms 10-K, 10-K/A, 10-Q and 10-Q/A that we have filed with the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.

By: /s/ ALAN R. TWAITS

ALAN R. TWAITS Senior Vice President, General Counsel and Secretary

October 31, 2002